UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2003

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place Atlanta, Georgia 30309
(Address and zip code of principle executive offices) (Zip Code)

404-584-9470
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

[AGL Resources logo]

FOR IMMEDIATE RELEASE

Media Contact:

Steve Cave

Director, Investor Relations

(404) 584-3801

Nick Gold

Director, Community Affairs

(404) 584-3457

AGL RESOURCES NAMES BRYAN E. SEAS

VICE PRESIDENT AND CONTROLLER

ATLANTA, July 2, 2003 – AGL Resources (NYSE: ATG) announced today that Bryan E. Seas will join the company on July 7 as vice president and controller.  He will report directly to Richard T. O’Brien, executive vice president and chief financial officer of AGL Resources.

Seas will lead the company’s accounting, budgeting and financial reporting functions, and will be responsible for ensuring that internal accounting systems support the company’s operations and initiatives.  He also will be responsible for optimizing financial tracking and reporting systems, and developing enhanced financial budgeting and forecasting capabilities within the organization.

Before joining AGL Resources, Seas was Vice President and Controller of the Global Power division of El Paso Corporation.  In that role, he was responsible for accounting, financial reporting, budgeting and forecasting for a division with approximately $5 billion in domestic and international assets.

“Bryan brings a wealth of financial and energy industry experience and a strong track record of success to AGL Resources,” said O’Brien.  “We have made tremendous progress in improving our financial accounting and reporting systems and capabilities, and Bryan will play a key leadership role in further enhancing those systems.”

Seas is a graduate of The Ohio State University, where he earned a bachelor of science degree in business administration, with a concentration in accounting.  He also is a Certified Public Accountant.

AGL Resources

AGL Resources Inc. is an Atlanta-based energy services holding company. Its utility subsidiaries – Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company – serve approximately 1.9 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management services, including the wholesale marketing and transportation of natural gas. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber - optic network s in Atlanta and Phoenix. For more information, visit the company's Web site at www.aglresources.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: July 2, 2003	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer